Exhibit 99


NEWS RELEASE


CONTACT:        RESCO - Donald G. Smith  (540) 342-1831


                                                   P.O. Box 13948
                                                   Roanoke, Virginia 24038-3948
                                                   Office:       1-540-342-1831
                                                                 1-800-765-6567
                                                          Fax:   1-540-342-9437

ROANOKE ELECTRIC STEEL CORPORATION

NEWS RELEASE                                           FOR IMMEDIATE RELEASE
                                                       CONTACT: Donald G. Smith


                  ROANOKE ELECTRIC STEEL CORPORATION ANNOUNCES
         COMPLETION OF ITS TENDER OFFER FOR STEEL OF WEST VIRGINIA, INC.

     Roanoke, VA (December 16, 1998) -- Roanoke Electric Steel Corporation (Nasdaq-NM-RESC) today announced that it has completed its cash tender offer for all of the outstanding shares of Common Stock of Steel of West Virginia, Inc. (Nasdaq-NM-SWVA) at $10.75 net per share and accepted for payment 5,793,214 shares (representing approximately 96.4% of outstanding shares). The offer expired at Midnight, Eastern Standard Time, on December 15, 1998.

     Roanoke Electric Steel intends to promptly merge its wholly-owned subsidiary, SWVA Acquisition, Inc., with and into Steel of West Virginia in accordance with Delaware's short-form merger provisions and Virginia's merger provisions. As a result of the merger, Steel of West Virginia will become a direct, wholly-owned subsidiary of Roanoke Electric Steel and each remaining outstanding share of Common Stock of Steel of West Virginia will be converted, subject to appraisal rights, into the right to receive $10.75 in cash, without interest.

     Roanoke Electric Steel Corporation is a mini-mill producer of finished steel products, consisting of angles, rounds, flats, and channels, which are sold to steel fabricators and steel service centers, and semi-finished steel billets, which are sold to other steel producers. Four subsidiaries are involved in various steel-related activities, consisting of steel scrap processing, steel bar joist fabrication and reinforcing bar fabrication.

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     Steel of West Virginia, headquartered in Huntington, West Virginia, custom designs and manufactures special steel products principally for use in the construction of truck trailers, industrial lift trucks, off-highway construction equipment (such as bulldozers and graders), manufactured housing, guard rail post and mining equipment.

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